Exhibit 10.2

August 21, 2017

Dear Todd:

It is a pleasure to promote you to the position of Chief Financial Officer for The Simply Good Foods Company (the “Company”) with a planned effective date of August 27, 2017. You will report directly to me as President and Chief Executive Officer. The changes in the terms of your assignment are as follows:

Summary terms:

•	Effective August 27, 2017, your salary will be $375,000.00 per year, payable in accordance with the Atkins Nutritionals, Inc. standard payroll practices and procedures.

•
Your annual bonus target opportunity will be 60% of your annualized base salary and will be subject to the terms of the applicable Company bonus plans for the year at issue. Bonuses are paid out at the discretion of management and you must be an active employee of the Company on the payment date in order to receive any bonus.

•
An additional equity grant of options to purchase shares of the Company’s common stock will be granted as of the effective date of your new role, additive to your initial equity grant dated July 14, 2017.

All other terms of your employment shall remain consistent with your original offer letter.

You may indicate acceptance of these changes in the terms of your assignment by signing below and returning a signed copy of this letter to the Human Resources Department.

Sincerely,

Signature: /s/ Joseph E. Scalzo
President and Chief Executive Officer

I acknowledge receipt of this letter and I accept the position and compensation terms offered.

Signature: /s/ Todd Cunfer	Date: August 21, 2017